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                                  Exhibit 23.6




The Board of Directors
Checkers Drive-In Restaurants, Inc.:

We consent to incorporation by reference in the registration statement on Form S-4 of Checkers Drive-In Restaurants, Inc of our report dated March 9, 2001, relating to the consolidated balance sheets of Checkers Drive-In Restaurants, Inc and subsidiaries as of January 1, 2001 and January 3, 2000, and the related consolidated statements of operations and comprehensive income, stockholders' equity and cash flows for each of the years in the three-year period ended January 1, 2001, which report appears in the January 1, 2001 annual report on Form 10-K of Checkers Drive-In Restaurants, Inc.

/s/ KPMG LLP

Tampa, Florida
June 28, 2001